AMENDMENT NO. 3 TO
ASSET PURCHASE AND SALE AGREEMENT
DATED AUGUST, 31 2005

          THIS AMENDMENT NO. 3 to Asset Purchase and Sale Agreement is made and entered into this 1st day of November, 2005 and is to be effective as of the 31st day of August, 2005, by and among GOLDEN WEST BREWING COMPANY, INC., a Delaware corporation and its wholly-owned subsidiary GOLDEN WEST BREWING COMPANY, a California corporation (hereafter collectively "Golden West") and BUTTE CREEK BREWING COMPANY, LLC, a California limited liability company ("Butte Creek").

WITNESETH:

          WHEREAS, the parties executed and delivered a certain Asset Purchase and Sale Agreement dated as of October 6, 2004 (the "Purchase Agreement"), an Amendment No.1 thereto dated January 24, 2005; and, an Amendment No.2 thereto dated July 31, 2005; and

          WHEREAS, the parties desire to modify and amend certain provisions of the Purchase Agreement in the particulars hereinbelow set forth.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the parties agree as follows:

          1.          Section 2.5 Assumption of Liabilities is hereby amended to read as follows:

"2.5 Assumption of Liabilities At Closing, Buyer will assume and agree to pay those liabilities of Seller incurred in the ordinary course of business and listed on Exhibit 2.5 hereto (the "Assumed Liabilities"). In no event shall the Assumed Liabilities exceed the sum of $365,683.65. Except for the Assumed Liabilities Buyer will acquire the Assets free and clear of all claims, liens or liabilities of Seller and shall have no obligation to pay or otherwise discharge any obligation or liability of Seller incurred in connection with its operation of the Business or otherwise; and Seller agrees to indemnify, defend and hold harmless Buyer with respect to any claim, damage or liability for such obligations. From and after the Closing Date, Buyer shall be solely and exclusively liable for all costs, expenses, liabilities or obligations incurred in connection with the operation of the Business; and Buyer agrees to indemnify, defend and hold harmless Seller with respect to any such claim, damage or liability for such obligations."

          2.          This Amendment may not be construed to amend the Purchase Agreement in any way except as expressly set forth herein. The execution and delivery of this Amendment does not constitute and this Amendment may not be construed to constitute a waiver by any party of:

                         a.          Any breach of the Purchase Agreement by any party, whether or not such breach is now existing or currently known or unknown to the non-breaching party or parties; or

                         b.          Any right or remedy arising from or available to a party by reason of a breach of the Purchase Agreement by any other party or parties.

          3.          The parties hereby confirm that the Purchase Agreement, as amended by this Amendment, is in full force and effect.

          4.          Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Purchase Agreement.

          IN WITNESS WHEREOF, the parties have signed this Agreement the date and year first above written.
Golden West:	GOLDEN WEST BREWING COMPANY, INC., Delaware corporation, and its wholly-owned subsidiary GOLDEN WEST BREWING COMPANY, a California corporation

By:/s/ Brian Power
Its President

Butte Creek:	BUTTE CREEK BREWING COMPANY, LLC, a California limited liability company

By:/s/ Thomas Atmore
Its Managing Member

AMENDMENT NO. 3 TO
ASSET PURCHASE AND SALE AGREEMENT
Between
BUTTE CREEK BREWING COMPANY, LLC,
GOLDEN WEST BREWING COMPANY, INC.
and its wholly-owned subsidiary,
GOLDEN WEST BREWING COMPANY

EXHIBIT 2.5
ASSUMED LIABILITIES

Accounts Payable (schedule attached)	$108,548.78
Accrued Payroll (paid on 9/5/05)	11,220.85
Accrued Interest on Related Party Loans	6,131.37
American Express Optima Account	3,398.14
Capital One Credit Card ending in #6198	6,178.22
Capital One Credit Card ending in #8847	2,408.74
CitiBusiness Platinum Account	4,767.25
MBNA American - VISA Acct ending in #1869	10,578.47
MBNA American - Business Line	12,560.58
Wells Fargo Business Line	25,050.05
CRV Collected due to the Dept. of Conservation	18,729.47
Excise Taxes Payable to TTB and CA State BOE	38,714.70
Payroll Taxes due to IRS and CA EDD	41,008.86
Rent Payable to BRK Properties, LLC	17,950.00
Butte County Tangible Property Taxes Due	14,869.98
Keg Deposits Collected and Due to Customers	2,445.00
Sales Tax Collected and Due to CA BOE	1,561.83
State Franchise Taxes Payable to CA FTB	6,600.00
Estimated CA-OSHA Fines Payable	13,000.00
Worker's Compensation Payable to State Fund	1,664.03
Employee Garnishments Payable	63.15
Note Payable to Richard Atmore, Jr.	10,098.00
Note Payable to Bruce Detweiller	8,136.18

Total Assumed Liabilities	$365,683.65